FOR IMMEDIATE RELEASE:   Wednesday, January 29, 2003

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

                    MITY ENTERPRISES, INC. ANNOUNCES RESULTS
                             FOR THIRD FISCAL QUARTER
                              - - - - - - - - - - -
                            SALES INCREASE 3 PERCENT

OREM, UTAH   Bradley T Nielson, president and chief executive officer of MITY
Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the third quarter ended December 31, 2002.

Net sales for the third quarter totaled $10.4 million, up 3 percent from $10.1 million a year ago. Net income from continuing operations for the quarter was $1.0 million, a 9 percent decrease from last year's third quarter of $1.1 million. Basic and diluted earnings per share from continuing operations for the recent quarter were $0.24 and $0.23, respectively. That compares with basic and diluted earnings per share from continuing operations for the previous year's quarter of $0.22 and $0.21.

For the nine-month period ended December 31, 2002, net sales totaled $31.7 million, up 1 percent from $31.3 million a year ago. Net income from continuing operations for the nine-month period was $3.2 million, down 7 percent from $3.5 million in the previous year. Basic earnings per share from continuing operations for the nine-month period were $0.69, and diluted earnings per share were $0.66. These compare with basic and diluted earnings per share from continuing operations of $0.68 and $0.67, respectively, for the prior year period.

The increase in net sales during the quarter was primarily attributable to a 14 percent increase in the healthcare chair operations and a 1 percent increase in the multipurpose room operations.

"We ended the fiscal quarter with a three percent increase in net sales, far better than the 5 to 10 percent decline over the prior year period we had anticipated," noted Nielson. "We saw a resurgence in the hospitality market which obtained record sales levels during the quarter. We also continue to be very pleased with the strong growth of our healthcare chair operations. Although our net income from continuing operations decreased, this reduction was mainly due to increased research and development expenditures and decreased interest income. Nonetheless, our diluted earnings per share increased by 9 percent due to our stock repurchase in the second quarter of this fiscal year."

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"During the quarter we finalized the DO Group sale.  We are recognizing a gain, net of tax, in the current quarter of $745,000 because the actual after-tax net loss was $2,511,000 which was lower than the loss that was originally estimated and accrued for in the June 2001 quarter of $3,256,000," noted Paul R. Killpack, chief financial officer of MITY Enterprises. "We have done remarkably well this quarter and anticipate a further increase in sales for the fourth fiscal quarter over last year's quarter by as much as 5 percent."

MITY Enterprises will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. To listen to the broadcast, you must have Windows Media Player. If you do not have Windows Media Player or would like the most current version, go to http://windowsmedia.com prior to the call, where you can download Windows Media Player. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the MITY Enterprises' 10-Q and report for the fiscal 2003 3rd quarter will be available online at www.mitylite.com.
Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite and Broda tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and
through distributors.    For further information, visit MITY Enterprises
online at www.mitylite.com.

This press release contains forward-looking statements related to (a) the belief that MITY Enterprises will see sales growth of as much as 5 percent in the fourth fiscal quarter, and (b) the continued strong growth of the healthcare chair operations. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued global economic uncertainty resulting from current world tensions and U.S. military actions and its potential impact on the company's operations; (ii) the continued general down turn in the furniture industry and its potential impact on the company's operations; (iii) uncertainty about market acceptance of the new products; (iv) increased price and quality-based competitors; (v) lack of available capital and other resources to develop or acquire and commercialize new products; and (vi) the risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission which may cause any or all of the foregoing forward-looking statements to not be realized. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release.

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                             MITY ENTERPRISES, INC.
                        UNAUDITED FINANCIAL HIGHLIGHTS

                                                  THREE MONTHS ENDED
                                                     DECEMBER 31,
                                               --------------------------
                                                  2002           2001
                                               -----------    -----------
Net sales                                      $10,375,000    $10,094,000

Income from continuing operations                1,627,000      1,714,000

Net income from continuing operations            1,004,000      1,108,000

Net income                                       1,749,000      1,108,000

Basic earnings per share from continuing
  operations                                         $0.24          $0.22

Basic earnings per share                             $0.42          $0.22

Weighted average number of common shares basic   4,124,200      5,071,033

Diluted earnings per share from continuing
  operations                                         $0.23          $0.21

Diluted earnings per share                           $0.41          $0.21

Weighted average common and common equivalent
  shares-diluted                                 4,318,312      5,176,340

                                                    NINE MONTHS ENDED
                                                       DECEMBER 31,
                                               --------------------------
                                                  2002           2001
                                               -----------    -----------
Net sales                                      $31,711,000    $31,276,000

Income from continuing operations                5,090,000      5,365,000

Net income from continuing operations            3,212,000      3,470,000

Net income (loss)                                3,957,000        (57,000)

Basic earnings per share from continuing
  operations                                         $0.69          $0.68

Basic earnings (loss) per share                      $0.86         ($0.01)

Weighted average number of common shares basic   4,626,849      5,094,719

Diluted earnings per share from continuing
  operations                                         $0.66          $0.67

Diluted earnings (loss) per share                    $0.82         ($0.01)

Weighted average common and common equivalent
  shares-diluted                                 4,845,623      5,208,601

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